U.S. SECURITIES AND EXCHANGE
                           COMMISSION WASHINGTON, D.C.
                                      20549
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                                    FORM 8-K
                                 CURRENT REPORT
          Pursuant to Section 13 or 15(d) of the Securities Act of 1934

         Date of Report (Date of earliest event reported): June 21, 2006

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                           HIENERGY TECHNOLOGIES, INC.
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             (Exact name of registrant as specified in its charter)


      DELAWARE                       0 - 32093                 91-2022980
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 (State or other                     (Commission              (I.R.S.
 jurisdiction                        File Number)            Identification No.)
 of incorporation)


                          1601-B ALTON PARKWAY, UNIT B
                            IRVINE, CALIFORNIA 92606
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               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (949) 757-0855
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                                 Not Applicable
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) ___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

HiEnergy Technologies, Inc. ("we", "us" or the "Company") files this report on Form 8-K to report the following:

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 21, 2006, Harb S. Al-Zuhair resigned from our Board of Directors. At the time of his resignation, Mr. Al-Zuhair was serving on our Board's Compensation and Finance committees, and no longer serves in these capacities.

Mr. Al-Zuhair is the majority-owner of a Saudi equipment distributor, Electronics Equipment Marketing Co. ("EEMCO"), which entered into an International Distribution Agreement (the "Agreement") with the Company on July 25, 2003, as amended August 27, 2003. The Agreement granted EEMCO exclusive rights to sell and market the Company's CarBomb Finder products to select countries in the Middle East, subject to specific restrictions and cancelable upon EEMCO's failure to meet certain sales milestones. At the present time, the Company has not decided whether or not to continue its relationship with EEMCO.

On June 20, 2006, one day prior to our receipt of Mr. Al-Zuhair's resignation, we delivered to Mr. Al-Zuhair, correspondence from our legal counsel, requesting clarification as to his involvement with certain actions taken by another director which we believe were in conflict with his fiduciary duties to the Company and its shareholders. These actions involved the improper and unauthorized dissemination of materials which we believe contained proprietary and confidential information, as well as statements which we believe to be false and misleading. Mr. Al-Zuhair was listed as a co-author of these statements. The letter from our legal counsel requested confirmation as to whether Mr. Al-Zuhair was in agreement with, or disassociated himself from the materials, and stated that participation by Mr. Al-Zuhair in these actions could subject him to inclusion in any legal action taken to preserve the Company's rights and privileges, and to seek redress from any damage suffered by the Company as a result of such actions and statements.

On June 21, 2006, Mr. Al-Zuhair sent us the electronic mail attached to this current report as Exhibit 99.1, in which he tendered his resignation from our Board of Directors. In his electronic mail, Mr. Al-Zuhair alleges that "there is no product which we can market and sell." We strongly disagree with this assertion. As previously reported on our current reports on Form 8-K, we have sold and successfully delivered two of our SIEGMA 3E3 explosive detection systems to Southeastern Pennsylvania Transportation Authority and we have sold one CarBomb Finder head unit to the U.S. Army under a subcontract with Integrated Concepts & Research Corporation ("ICRC") of Alaska. No purchase of any product has been consummated to date for resale by EEMCO under its Agreement for the assigned territories.

As part of our announced restructuring and capital prioritization disclosed in our last quarterly report on Form 10-QSB, we are currently focusing our resources on the sale, marketing and support of our primary product, the SIEGMA system with priority to domestic markets and to the U.S. Government. As previously disclosed, we have limited our overseas activities and accordingly, until such time as we can (i) leverage our financial and developmental capabilities through strategic partnerships which provide financial support; and/or (ii) secure significant financing, governmental grants, cooperative funding or purchase contracts; and/or (iii) generate sufficient sales revenues to fund foreign operations, any overseas activities, including sales and marketing, demonstrations, and or specific product reengineering, will remain secondary to our domestic business.

In January 2006, the Company publicly disclosed that some of its products, depending on its deployment scenario, would require engineering modifications including the incorporation of system refrigeration to operate reliably outdoors in regions of extreme temperature conditions (120 F+) such as the Middle East. To date, our scientific team has performed field tests of our SIEGMA system in the Mojave Desert and is currently working on a next-generation upgrade to this product to incorporate refrigeration and other military specifications. We are unable at this time to predict a date when any such upgrade will be completed.

Item 9.01. Financial Statements and Exhibits.

Exhibit No. Description

99.1 E-mail resignation of Harb Al-Zuhair, dated June 21, 2006.



                                   SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIENERGY TECHNOLOGIES, INC.


June 27, 2006                               By: /s/ Roger W.A. Spillmann
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(Date)                                      Name:  Roger W.A. Spillmann,
                                            President & CEO